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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

     AGREEMENT made and entered into as of this 10th day of September, 1998 by and between Eric A. Rothfeld (the "Executive") and SAI Acquisition Corp., a Delaware corporation (the "Company").

     WHEREAS, simultaneously with the execution of this Agreement, Sun Apparel, Inc., a Texas corporation (the "Predecessor"), the stockholders of the Predecessor, the Company and Jones Apparel Group, Inc., a Pennsylvania corporation ("Jones"), are executing and delivering an Agreement and Plan of Merger (the "Merger Agreement");

     WHEREAS, pursuant to the Merger Agreement, the Predecessor will be merged with and into the Company, with the Company continuing as the surviving corporation under the name "Sun Apparel, Inc.," and the Company will become a wholly-owned subsidiary of Jones;

     WHEREAS, the Board of Directors of the Company (the "Board") desires to employ the Executive and the Executive desires to furnish services to the Company upon consummation of the transactions contemplated by the Merger Agreement on the terms and conditions hereinafter set forth; and

     WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions of the employment relationship of the Executive with the Company;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth below, the parties hereby agree as follows:

     1. EMPLOYMENT. The Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.

     2. EMPLOYMENT PERIOD. The period of employment of the Executive by the Company hereunder (the "Employment Period") shall commence as of the Closing Date, as such term is defined in the Merger Agreement (the "Effective Date"), and shall end on December 31, 2001 (such period being referred to herein as the "Term") or the Date of Termination (as defined in Section 6 below), if earlier. In the event that the Closing (as defined in the Merger Agreement), does not occur on or before December 31, 1998 or if the Merger Agreement is terminated prior thereto as provided therein, then this Agreement shall be deemed to be null and void ab initio without liability to any party.

     3.  POSITION AND DUTIES.

     (a) Title and Authority. During the Employment Period the Executive shall serve as President and Chief Executive Officer of the Company and shall report directly to the Board. During the Employment Period, (i) subject to the supervisory powers of the Board, the Executive shall have those powers and duties consistent with his position as President and Chief Executive Officer as may be prescribed by the Board, and (ii) the Executive shall have the authority to oversee the day-to-day operations of the business of the Company as provided in, and subject to the limitations set forth in, Section 7.10 of the Merger Agreement. Notwithstanding the foregoing, the Executive shall be required to obtain the approval of the Board prior to making any Major Decision. For purposes hereof, the term "Major Decision" shall mean the following:

          (i) Budget. Any variation of more than 10% from any of the line items identified on Attachment A annexed hereto of the budget approved by the Board or any material variation from the business plan approved by the Board, except where such variation is caused by a Force Majeure Event (as defined in the Merger Agreement). The foregoing notwithstanding, a variation of more than 10% in (i) "Gross Sales" shall not be deemed a "Major Decision" unless the Company shall have made changes in the strategy upon which the budget was based (e.g., pricing, product mix, customer allocation), and (ii) any other line item identified on such Attachment A shall not be deemed a "Major Decision" if such variation is a consequence of a variation in Gross Sales over which the Executive did not have material influence.

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          (ii) Compensation.  The payment of any bonus, severance payment or expenses related to geographic relocation and living expenses related to such relocation, or any increase in the rate of salary other than expenses, payments or increases consistent with past practice.

          (iii) Employees. The hiring of any employee, consultant or independent contractor for compensation, on an annualized basis, exceeding $250,000.00 per annum (provided, however, that the Board shall not, solely on the basis of the amount of compensation, disapprove of an employee, consultant or independent contractor who is proposed to be hired as a replacement for a terminated or departed employee, consultant or independent contractor at a comparable compensation level); or entering into or becoming bound by any employment or consulting contract or legally binding understanding or arrangement regarding such employment.

          (iv) Employee Benefit Plans. The establishment, modification or termination of any employee benefit plan or other fringe benefit.

          (v) Liabilities. The incurrence or assumption of any liability for money borrowed including, without limitation, notes, debentures, loans, letters of credits (not including those letters of credit described in Section 2.14(d)(v) of the Merger Agreement), financing or credit agreements, agreements or commitments for future loans, credit or financing or any other instrument or contract for money borrowed, and the guarantee of any obligation of any person, firm or corporation, other than obligations to suppliers in the ordinary course of business and consistent with the budget of the Company.

          (vi) Assets. The purchase or other acquisition, or the sale, lease, exchange or other disposition, of assets other than in the ordinary course of business not inconsistent with (i) the budget or business plan approved by the Board or (ii) the 1998-2001 capital expenditure plan set forth in
     Section 2.14(d) of the Disclosure Schedule to the Merger Agreement, as adjusted in Section 2.14(d) of the Merger Agreement (it being understood that expenditures shall not be deemed to be inconsistent with such capital expenditure plan so long as the amount spent on any particular item is within 10% of the amount allocated to such item in the plan and the aggregate amount of expenditures on all items during such year is within the aggregate amount provided for under the capital expenditure plan).

          (vii) Loans. The lending or advancing of credit to any person, firm or corporation, except the extension of credit to customers and advances to employees, both in the ordinary course of business.

          (viii) Settlement of Claims. The waiver, release, settlement or compromise of any material claims or rights of the Company or which involve a legal proceeding or governmental investigation, except claims of (i) customers in the ordinary course of business consistent with policies established by Jones for its operating divisions and subsidiaries (and communicated in writing to the Executive prior to the date first set forth above) or (ii) suppliers in the ordinary course of business.

          (ix) Jones Policies. Any material variance from policies generally established, from time to time, by Jones for its operating divisions and subsidiaries and communicated in writing (the "Jones Policies"), it being agreed that the Company shall (A) establish and implement such policies in good faith, (B) to the extent practicable, use its reasonable best efforts to communicate any proposed policies to the Executive reasonably in advance of implementing them, and afford the Executive an opportunity to review and comment upon such proposed policies and (C) not establish or implement policies whose purpose or intended effect is to adversely affect the EBIT of the Company.

     (b) Full Working Time. During the Employment Period, the Executive shall devote substantially all his full working time, attention and energies, consistent with past practice, to the performance of his duties for the Company.

     (c) Permitted Activities. Anything herein to the contrary notwithstanding, subject to Section 9 hereof, nothing shall preclude the Executive from (i) serving on the boards of directors of a reasonable number of other corporations or the boards of a reasonable number of trade associations or charitable organizations, (ii) engaging in charitable activities and community affairs, and
(iii) managing his personal investments and

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affairs, provided that the activities described in (i), (ii) and (iii) above do not interfere with the proper performance of his duties and responsibilities hereunder.

     4. PLACE OF PERFORMANCE. The principal place of employment of the Executive shall be consistent with the Executive's past practice or such other location as may be agreed to by the Board and the Executive.

     5.  COMPENSATION AND RELATED MATTERS.

     (a) Base Salary. As compensation for the performance by the Executive of his duties hereunder, during the Employment Period the Company shall pay the Executive a base salary at an annual rate of $850,000 (the "Base Salary"). The Base Salary shall be payable in accordance with the Company's normal payroll practices.

     (b) Incentive Compensation.

          (i) Commencing with respect to the last quarter in the Company's 1998 fiscal year and for each fiscal quarter thereafter during the Employment Period, the Executive shall be eligible to receive a quarterly bonus (the "Quarterly Bonus") of $162,500 (pro rated from the date of the Closing until December 31, 1998, in the case of the Quarterly Bonus payable in respect of the fourth quarter of 1998) if the Company's net sales in that fiscal quarter exceeds its net sales in the corresponding quarter in 1997 (each, a "Quarterly Target"). Each Quarterly Bonus will be payable no later than 5 days after the end of the applicable quarter. Notwithstanding the foregoing, the Executive shall be entitled to a Quarterly Bonus in respect of any quarter in which the Company fails to achieve the Quarterly Target (a "Missed Quarter") if the Company's net sales for the fiscal year during which the Missed Quarter occurs exceeds the Company's net sales for 1997. Any Quarterly Bonus payable pursuant to the immediately preceding sentence will be payable no later than ten (10) days after the end of the applicable fiscal year. For purposes of calculating the Quarterly Bonus, the third quarter of the Company's 1997 fiscal year shall be deemed to be the period beginning July 1 and ending on September 26, and the fourth quarter of the Company's 1997 fiscal year shall be deemed to be the period beginning September 27 and ending on December 31.

          (ii) Commencing with respect to the Company's 1998 fiscal year, the Executive shall be eligible to receive annual bonuses payable upon the Company's achievement of the applicable "EBIT" of the "Sun Division" (as such terms are defined in the Merger Agreement) targets during the Employment Period (each, an "Annual Bonus" and collectively, with the Quarterly Bonus, the "Bonus" or "Bonuses" as the case may be), in accordance with Attachment B hereto. Each Annual Bonus will be payable no later than 30 days immediately following the completion of the audited financial statements of Jones for the applicable year. It is understood and agreed that the EBIT of the Sun Division for 1998 shall include the Predecessor's 1998 results of operations through the Closing Date.

     (c) Expenses. During the Employment Period, the Company shall reimburse the Executive for all reasonable and appropriate business expenses, upon presentation of appropriate documentation to the Company.

     (d) Vacation. During the Employment Period, the Executive shall be entitled to such vacation as he deems reasonable on a basis consistent with his past practice, provided that vacation time taken by the Executive does not interfere with the proper performance of his duties and responsibilities hereunder.

     (e) Services Furnished. During the Employment Period, the Company shall furnish the Executive with appropriate office space and such other facilities and services as shall be suitable to the Executive's position and adequate for the performance of his duties as set forth in Section 3 hereof.

     (f) Other Benefits. During the Employment Period, the Executive shall be eligible to participate in all tax-qualified defined contribution and defined benefit retirement plans, and supplemental plans relating thereto, and welfare plans and programs (including group life insurance, medical and dental insurance, and accident and disability insurance) which are generally made available to senior executives of the Company, as

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well as any benefits that are made generally available to senior executives of the Company and Jones during the Employment Period.

     (g) Perquisites. During the Employment Period, the Company shall make available to the Executive all perquisites that are made available to senior executives of the Company, as well as any perquisites that are made generally available to senior executives of the Company and Jones during the Employment Period. Without limiting the above, the Company shall provide the Executive with a Company car and reimbursement of related expenses on a basis consistent with past practice.

     6. TERMINATION. The Executive's employment hereunder may be terminated as follows:

     (a) Death. The Executive's employment shall terminate upon his death, and the last day of the month of his death shall be the Date of Termination.

     (b) Cause. The Company may terminate the Executive's employment hereunder for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment hereunder:

          (i) upon the Executive's conviction for the commission of a felony; or

          (ii) if, in carrying out his duties hereunder, the Executive engages in conduct that constitutes willful misconduct or gross negligence, which conduct, if curable, is not cured within 30 days after the written Notice of Termination described below has been delivered by the Company; or

          (iii) if the Executive breaches the covenants contained in Section 9 hereof, which breach is not cured within 30 days after the written Notice of Termination described below has been delivered by the Company.

     Cause shall not exist unless and until the Company has delivered to the Executive a written Notice of Termination that specifically identifies the events, actions, or non-actions, as applicable, that the Company believes constitute Cause hereunder and, in the case of termination for Cause under clause (ii) or (iii) above, the Executive has been provided with an opportunity to be heard (with his counsel) within 30 days after the delivery of such notice. The Date of Termination shall be the date specified in the Notice of Termination; provided, however, that, in the case of a termination for Cause under clause (ii) or (iii) above, the Date of Termination shall not be earlier than 35 days after delivery of the Notice of Termination.

     (c) Good Reason. The Executive may deliver written notice of his intention to terminate his employment for "Good Reason" hereunder within sixty (60) days after the Company's material breach of this Agreement, which breach, if curable, has not been cured within 30 business days after written Notice of Termination that specifically identifies the events, action, or non-actions, as applicable, that the Executive believes constitute Good Reason hereunder has been given by the Executive to the Company. In the event of a termination for Good Reason, the Date of Termination shall be the date specified in the Notice of Termination, which shall be no more than 35 days after the Notice of Termination.

     (d) Other Terminations. If the Executive's employment is terminated hereunder for any reason other than as set forth in Sections 6(a) through 6(c) hereof, the date on which a Notice of Termination is given or any later date (within 30 days) set forth in such Notice of Termination shall be the Date of Termination.

     (e) Notice of Termination. Any termination of the Executive's employment hereunder by the Company or by the Executive (other than termination pursuant to Section 6(a) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 13 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

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     7.  COMPENSATION UPON TERMINATION.

     (a) Death. If the Executive's employment hereunder is terminated as a result of death, then:

          (i) the Company shall pay the Executive's estate or designated beneficiary, by no later than 30 days immediately following the Date of Termination, the Executive's Base Salary and prorated Quarterly Bonus through the Date of Termination, together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of the Company's compensation and benefits plans, programs or arrangements;

          (ii) subject to the last paragraph of this Section 7(a), the Company shall pay the Executive's estate or designated beneficiary, in a lump sum payment paid by no later than 30 days immediately following the Date of Termination, the Executive's Base Salary and Bonuses with respect to the remainder of the Term. For the purpose of this Section 7(a), the Quarterly Bonus shall be deemed to be $162,500, and the Annual Bonus shall be deemed to equal the average Annual Bonus earned by the Executive in respect of the two most recently completed fiscal years (unless the Executive's death occurs before two fiscal years have been completed, in which case it shall be deemed to equal the Annual Bonus (or similar annual bonus) earned by the Executive in respect of the most recently completed fiscal year);

          (iii) the Company shall pay the Executive's estate or designated beneficiary, in a lump sum payment paid by no later than the 30 days immediately following the Date of Termination, the Annual Bonus (calculated in accordance with (ii) above) for the year in which the Date of Termination occurs, prorated based upon the number of days during such year the Executive was employed by the Company;

          (iv) during the Employment Period, the Company shall maintain, at its expense, life insurance policies on the life of the Executive sufficient to meet its obligations under this Section 7(a) (the "Section 7(a) Insurance"); and

          (v) the Company shall have no additional obligations to the Executive under this Agreement except to the extent otherwise provided in the applicable plans and programs of the Company.

     Notwithstanding anything to the contrary set forth in this Section 7(a), the amounts under Section 7(a)(ii) shall be payable only if and to the extent that (A) the Section 7(a) Insurance is in effect on the date hereof and (B) the Executive has and shall have made no material misrepresentation in his application for the Section 7(a) Insurance or any renewal thereof.

     (b) Cause or By Executive other than for Good Reason. If the Executive's employment hereunder is terminated by the Company for Cause or by the Executive (other than for Good Reason), then:

          (i) the Company shall pay the Executive by no later than 30 days immediately following the Date of Termination, the Executive's Base Salary and prorated Quarterly Bonus through the Date of Termination, together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of the Company's compensation and benefits plans, programs or arrangements; and

          (ii) the Company shall have no additional obligations to the Executive under this Agreement except to the extent otherwise provided in the applicable plans and programs of the Company.

     (c) Termination by Company without Cause or by the Executive for Good Reason. If the Executive's employment hereunder is terminated by the Company (other than for Cause) or by the Executive for Good Reason, then:

          (i) the Company shall pay the Executive, by no later than the date indicated in (ii) below, the Executive's Base Salary and prorated Quarterly Bonus through the Date of Termination, together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of the Company's compensation and benefits plans, programs or arrangements;

          (ii) the Company shall pay to the Executive the Executive's Base Salary and Bonuses (calculated in the manner set forth in Section 7(a)(ii) above) for the remainder of the Term. A lump sum payment

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     of such Base Salary and Bonus with respect to each six-month period of the remainder of the Term shall be made by no later than the first day of such six-month period;

          (iii) the Company shall pay the Executive, in a lump sum payment paid by no later than 30 days immediately following the Date of Termination, the Annual Bonus (calculated in accordance with Section 7(a)(ii) above) for the year in which the Date of Termination occurs, prorated based upon the number of days during such year the Executive was employed by the Company;

          (iv) during the remainder of the Term (or, if earlier, until equivalent benefits are made available to the Executive at no cost by a subsequent employer), the Executive shall continue to participate in all employee welfare benefit plans and programs in which the Executive was entitled to participate immediately prior to the Date of Termination in accordance with the terms of such plans and programs as in effect from time to time; provided that the Executive's continued participation is permitted under the general terms and provisions of such plans and programs. In the event that the Executive's participation in any such plan or program is barred, the Company shall provide the Executive and his dependents at the Company's cost with benefits substantially similar to those which the Executive and his dependents would otherwise have been entitled to receive under such plans and programs from which their continued participation is barred; and

          (v) the Company shall have no additional obligations to the Executive under this Agreement, except to the extent otherwise provided in the applicable plans and programs of the Company.

     (d) Time of the Essence. With respect to any payments to be made or benefits to be provided by the Company to the Executive pursuant to this Section 7, time is of the essence.

     8. MITIGATION. Except as set forth in Section 7(c)(iii), the Executive shall not be required to mitigate amounts payable pursuant to Section 7 hereof by seeking other employment or otherwise, nor shall there be any offset against such payments on account of (a) any remuneration attributable to any subsequent employment or self-employment or (b) any claims which the Company may have against the Executive.

     9. NON-COMPETE. In connection with the transfer of the Executive's interest in the Company pursuant to the Merger Agreement, the Executive hereby agrees as follows:

          (a) Non-Competition. The Executive shall not, whether as an officer, director, owner, employee, partner, investor, agent, shareholder, consultant who receives remuneration of any kind, or advisor who receives remuneration of any kind, directly or indirectly, engage in any of the Businesses then actually conducted by the Company and its affiliates during the Non-Compete Period. The Non-Compete Period shall mean the period beginning the date hereof and ending two (2) years after the end of the Term; provided, however, that in the event that (i) the Company agrees that such termination was without Cause or for Good Reason; or (ii) an arbitration tribunal or court of competent jurisdiction renders a final and non-appealable decision finding that the Company terminated the Executives's employment without Cause or that the Executive terminated his employment for Good Reason, the Non-Compete Period shall mean the period beginning the date hereof and ending two (2) years after the Date of Termination.

          (b) Non-Interference. For the one (1) year period following the Non-Compete Period (the "Non-Interference Period"), the Executive shall not, directly or indirectly, (A) solicit the employment of, interfere or negotiate with or endeavor to entice away from the Company or its affiliates or hire any persons who are then employees or have been employees during the prior six months of the Company or its affiliates, or
     (B) recommend or support a decision by any person, firm, corporation, association or other entity to solicit (except by means of advertisement in newspapers of general circulation) the employment of, interfere or negotiate with or endeavor to entice away from the Company or its affiliates or hire any persons who are then employees of the Company or its affiliates.

          (c) Exception. Anything herein to the contrary notwithstanding, nothing contained in this Section 9 shall prohibit the Executive from holding, as a passive owner, less than 5% of the outstanding shares of, or any other equity interest in, an entity engaged in a business which is the same as the Businesses or any segment thereof.

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     (d) "Businesses".  As used in this Agreement, the term "Businesses" shall mean (I) the manufacture or finishing in the United States or Mexico of jeans, jeanswear and casual tops and bottoms, or (II) the sale, at wholesale, in the United States or Canada of jeans, jeanswear, casual tops and bottoms and sportswear, or (III) the sale or blending for sale of detergents, chemicals and enzymes of all kinds for use by the garment finishing industry in the United States or Mexico, or (IV) any other business then actually carried on by the Company and its affiliates.

     (e) Confidentiality.

             (i) Except as required by law, regulation, subpoena, or court order, the Executive shall not disclose any confidential or proprietary information relating to the Businesses, the Company and its affiliates to any person, firm, corporation, association or other entity, nor shall the Executive make use of any such confidential or proprietary information for his own purpose, except to enforce this Agreement or the Merger Agreement, or for the benefit of any person, firm, corporation, association or other entity.

             (ii) For purposes hereof, the term "confidential or proprietary information" shall mean all confidential or proprietary information which is presently known to the Executive or becomes known to the Executive while he is employed by the Company concerning the Businesses, the Company and its affiliates but shall not include any information which at the time of its disclosure is in the public domain, which is required by law to be disclosed or which is generally known to persons within the industry in which the Company and its affiliates operate; provided such information did not enter the public domain or become known to persons by reason of Executive's breach of these provisions.

     (f) Remedies. The Executive acknowledges and agrees that the restrictions contained in this Section 9 are a material inducement for the Company to enter into this Agreement and the Merger Agreement, and that such restrictions are reasonable and necessary to protect the legitimate interests of the Company and its affiliates, including the goodwill of the Predecessor being acquired by the Company under the Merger Agreement simultaneously herewith. Therefore, in the event of a breach or threatened breach of this Section 9, the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Executive acknowledging that damages would be inadequate and insufficient. Moreover, if it shall be determined by any arbitration panel or court of competent jurisdiction that any covenant herein is not enforceable due to its geographic area or duration, the Executive agrees that such covenant shall be enforceable to the greatest extent possible, and will be deemed amended so as to reduce the geographic area or duration, as the case may be, to the extent necessary to secure enforceability.

     (g) Continuing Operation. Any termination of the Executive's employment or of this Agreement shall have no effect on the continuing operation of this
Section 9.

     (h) Nondisparagement by the Company. For the longer of the Non-Compete Period and a period of three years immediately following the Date of Termination, (i) the Company and its affiliates shall not disparage the Executive and (ii) the Executive shall not disparage the Company and its affiliates, their officers or directors.

     10. INDEMNIFICATION. The Company shall indemnify the Executive to the full extent authorized by law and the Charter and By-laws of the Company and Jones for all expenses, costs, liabilities and legal fees which the Executive may incur in the discharge of all his duties hereunder. The Executive shall be insured under the Company's and Jones' Directors' and Officers' Liability Insurance Policy as in effect from time to time. Any termination of the Executive's employment or of this Agreement shall have no effect on the continuing operation of this Section 10.

     11.  SUCCESSORS; BINDING AGREEMENT.

     (a) Company's Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the business or assets of the Company or Jones, provided that the
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assignee or transferee is the successor to all or substantially all of the business or assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company will require any such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business or assets as aforesaid which executes and delivers the agreement provided for in this Section 11 or which otherwise becomes bound by all the terms and provisions of this Agreement or by operation of law.

     (b) Executive's Successors. This Agreement shall not be assignable by the Executive. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Upon the Executive's death, all amounts to which he is entitled hereunder, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

     12. ABSENCE OF RESTRICTIONS. The Executive represents and warrants that he is not a party to any agreement or contract pursuant to which there is any restriction or limitation upon his entering into this Agreement or performing the services called for by this Agreement.

     13. NOTICE. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

                            If to the Executive:

                            Eric A. Rothfeld
                            791 Park Avenue
                            New York, NY 10021
                            Facsimile: (212) 734-3860

                            with a copy to:

                            Alan C. Myers, Esq.
                            Skadden, Arps, Slate, Meagher & Flom LLP
                            919 Third Avenue
                            New York, NY 10022
                            Facsimile: (212) 735-2000

                            If to the Company:

                            c/o Jones Apparel Group, Inc.
                            1411 Broadway
                            New York, New York 10018
                            Attention: Ira M. Dansky, Esq.
                            Facsimile: (212) 921-5370

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     14. INTEREST ON LATE PAYMENTS. "Undisputed Late Obligations" shall bear interest beginning on the Due Date (defined below) until paid in full at an annual rate of one percent (1.0%) plus the prime rate as declared from time to time by the Chase Manhattan Bank. For purposes hereof, "Undisputed Late Obligations" shall mean any obligation which remains unpaid 5 days after written notice thereof is delivered to the other party in accordance with Section 13 (the "Due Date") for monies under this Agreement owing from one party to another, which obligation (i) is not subject to any bona fide dispute or (ii) has been adjudicated by an arbitration panel or court of competent jurisdiction to be due and payable.

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

     15. MISCELLANEOUS. No provision of this Agreement may be modified unless such modification is agreed to in writing signed by the Executive and an officer of the Company duly authorized by the Board. Any waiver or discharge must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles.

     16. ARBITRATION. Except as otherwise provided herein, all controversies, claims or disputes arising out of or related to this Agreement shall be settled under the rules of the American Arbitration Association then in effect in the State of New York, as the sole and exclusive remedy of either party, and judgment upon such award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction.

     17. ATTORNEYS' FEES. The Company shall reimburse the Executive (or the Executive shall reimburse the Company) for all reasonable costs, including without limitation reasonable attorneys' fees of the Executive (or the Company, as the case may be,) in any dispute, arbitration or proceeding arising under this Agreement (collectively, a "Proceeding") so long as the Executive (or the Company, as the case may be,) "prevails in substantial part" with respect to his or its claims or defenses in such Proceeding. For purposes hereof, the Executive shall be deemed to have "prevailed in substantial part" if (i) the Executive is the party originally demanding a Proceeding, the arbitrator(s) shall have awarded the Executive at least 75% of the amount originally demanded by the Executive, or (ii) the Company is the party originally demanding a Proceeding, the arbitrator(s) shall have denied the Company the relief originally requested. The Company shall be deemed to have "prevailed in substantial part" if (i) the Executive is the party originally demanding a Proceeding and the arbitrator(s) shall have awarded the Executive 25% or less of the amount originally demanded by the Executive or (ii) the Company is the party originally demanding a Proceeding and the arbitrator(s) shall have granted the Company the relief originally requested.

     18. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     19. CONFLICT WITH JONES POLICIES. In the event that any term or condition set forth in this Agreement shall conflict with any of the Jones Policies, the terms of this Agreement shall govern and be controlling.

     20. ENTIRE AGREEMENT. This Agreement between the Company and the Executive sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by the parties hereto in respect of the subject matter contained herein; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled. Notwithstanding anything herein to the contrary, the Merger Agreement and the Registration Rights Agreement executed in connection therewith shall remain in full force and effect in accordance with their respective terms and shall be unaffected hereby.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first above written.

                                          SAI ACQUISITION CORP.

                                          By:

                                            ------------------------------------
                                          Name: Eric A. Rothfeld
                                          Title:

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